EXHIBIT A



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                          AGREEMENT AND PLAN OF MERGER

                           Dated as of March 13, 2008

                                      among

                   PALISADES SAFETY AND INSURANCE ASSOCIATION

                              APOLLO HOLDINGS, INC.

                                       and

                     NATIONAL ATLANTIC HOLDINGS CORPORATION

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                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I      THE MERGER..................................................A-1

      1.1.     The Merger..................................................A-1
      1.2.     Effective Time of the Merger................................A-1
      1.3.     Closing.....................................................A-1
      1.4.     Effects of the Merger.......................................A-2
      1.5.     Articles of Incorporation and Bylaws of Surviving
               Corporation.................................................A-2
      1.6.     Directors and Officers of the Surviving Corporation.........A-2
      1.7.     Subsequent Actions..........................................A-2

ARTICLE II     TREATMENT OF SHARES.........................................A-2

      2.1.     Conversion of Securities....................................A-2
      2.2.     Surrender of Capital Stock; Stock Transfer Books............A-3
      2.3.     Company Stock Awards........................................A-5

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............A-6

      3.1.     Organization, Standing and Corporate Power..................A-6
      3.2.     Capital Structure...........................................A-7
      3.3.     Subsidiaries................................................A-7
      3.4.     Authority...................................................A-8
      3.5.     Board Approval..............................................A-8
      3.6.     Vote Required...............................................A-8
      3.7.     Noncontravention; Consents..................................A-8
      3.8.     SEC Filings.................................................A-9
      3.9.     Sarbanes-Oxley Act of 2002.................................A-10
      3.10.    Statutory Financial Statements.............................A-11
      3.11.    No Undisclosed Liabilities.................................A-11
      3.12.    Absence of Certain Changes or Events.......................A-12
      3.13.    Benefit Plans..............................................A-12
      3.14.    Taxes......................................................A-14
      3.15.    Compliance with Applicable Laws............................A-16
      3.16.    Litigation.................................................A-16
      3.17.    Insurance Regulatory Matters...............................A-16
      3.18.    Reserves...................................................A-18
      3.19.    Intellectual Property......................................A-18
      3.20.    Real Property..............................................A-19
      3.21.    Labor Matters..............................................A-19
      3.22.    Proxy Statement............................................A-19
      3.23.    Operations Insurance.......................................A-20
      3.24.    Brokers....................................................A-20
      3.25.    Takeover Laws..............................................A-20
      3.26.    Title to Assets............................................A-20


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      3.27.    Affiliate Transactions.....................................A-20
      3.28.    Contracts..................................................A-21
      3.29.    Opinion of Financial Advisor...............................A-21
      3.30.    Draft Audited Financial Statements.........................A-21

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....A-21

      4.1.     Organization, Standing and Corporate Power.................A-21
      4.2.     Authority..................................................A-22
      4.3.     Noncontravention; Consents.................................A-22
      4.4.     Compliance with Applicable Laws............................A-23
      4.5.     Litigation.................................................A-23
      4.6.     Information Supplied.......................................A-23
      4.7.     Financing..................................................A-24
      4.8.     Brokers....................................................A-24
      4.9.     Merger Sub.................................................A-24
      4.10.    Parent Ownership of Company Securities.....................A-24

ARTICLE V      COVENANTS RELATING TO THE CONDUCT OF BUSINESS..............A-24

      5.1.     Conduct of Business of the Company.........................A-24

ARTICLE VI     ADDITIONAL AGREEMENTS......................................A-27

      6.1.     Preparation of Proxy Statement; Shareholders Meetings......A-27
      6.2.     Access to Information......................................A-28
      6.3.     Reasonable Best Efforts....................................A-28
      6.4.     Acquisition Proposals......................................A-29
      6.5.     Fees and Expenses..........................................A-32
      6.6.     Certain Actions............................................A-32
      6.7.     Indemnification; Directors' and Officers' Insurance........A-33
      6.8.     Delisting..................................................A-34
      6.9.     Public Announcements.......................................A-34
      6.10.    Additional Agreements......................................A-34
      6.11.    Rule 16b-3.................................................A-34
      6.12.    Employee Benefit Matters...................................A-34
      6.13.    Non-Compete................................................A-35

ARTICLE VII    CONDITIONS PRECEDENT.......................................A-36

      7.1.     Conditions to Each Party's Obligation To Effect the
               Merger.....................................................A-36
      7.2.     Conditions to Obligations of Parent and Merger Sub.........A-36
      7.3.     Conditions to Obligations of the Company...................A-37

ARTICLE VIII   TERMINATION AND AMENDMENT..................................A-38

      8.1.     Termination................................................A-38
      8.2.     Effect of Termination......................................A-39
      8.3.     Amendment..................................................A-40


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      8.4.     Extension; Waiver..........................................A-40

ARTICLE IX     GENERAL PROVISIONS.........................................A-40

      9.1.     Nonsurvival of Representations and Warranties..............A-40
      9.2.     Notices....................................................A-41
      9.3.     Interpretation.............................................A-42
      9.4.     Counterparts...............................................A-42
      9.5.     Entire Agreement; No Other Representations; No Third
               Party Beneficiaries........................................A-42
      9.6.     Governing Law..............................................A-43
      9.7.     Assignment.................................................A-43
      9.8.     Termination Damages; Enforcement...........................A-43
      9.9.     Consent to Jurisdiction ...................................A-44
      9.10.    WAIVER OF JURY TRIAL.......................................A-45
      9.11.    Severability...............................................A-45


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                             INDEX OF DEFINED TERMS

                                                                         Section

Acquisition Proposal....................................................6.4(a)
Actuarial Report..........................................................3.18
Actuary...................................................................3.18
Affected Employee......................................................6.12(a)
Agreement.............................................................Preamble
Amplified Coverage......................................................6.7(b)
Applicable Laws.........................................................2.2(f)
Award Consideration........................................................2.3
Awards.....................................................................2.3
Certificate of Merger......................................................1.2
Change in Recommendation................................................6.4(d)
Closing....................................................................1.3
Closing Date...............................................................1.3
Code....................................................................2.2(g)
Commercial Court...........................................................9.9
Company...............................................................Preamble
Company Common Stock....................................................2.1(a)
Company Disclosure Letter..........................................Article III
Company Employee Benefit Plan..........................................3.13(a)
Company Insiders..........................................................6.11
Company Insurance Subsidiary...........................................3.17(a)
Company Policy............................................................6.13
Company SAP Balance Sheets................................................3.10
Company SAP Financial Statements..........................................3.10
Company SEC Documents......................................................3.8
Company Shareholders Meeting............................................6.1(d)
Company Stock Plans.....................................................3.2(a)
Company Termination Fee.................................................8.2(b)
Confidentiality Agreement...............................................6.2(b)
DOBI....................................................................6.3(a)
Effective Time.............................................................1.2
ERISA..................................................................3.13(c)
Exchange Act...............................................................3.7
Exchange Agent..........................................................2.2(a)
Exchange Period.........................................................2.2(b)
Fairness Opinion..........................................................3.29
Form A Submission Date..................................................6.3(b)
GAAP....................................................................3.1(b)
Governmental Entity........................................................3.7
HSR Act....................................................................3.7
Indemnified Liabilities.................................................6.7(a)
Indemnified Parties.....................................................6.7(a)
Insurance Laws.............................................................3.7
Intellectual Property.....................................................3.19
Liens......................................................................3.3
Material Adverse Effect.................................................3.1(b)
Material Contract.........................................................3.28
Material Event..........................................................9.8(d)
Merger................................................................Preamble
Merger Consideration....................................................2.1(a)
Merger Sub............................................................Preamble
New York Court.............................................................9.8
NJBCA......................................................................1.1
Option.....................................................................2.3
Option Consideration.......................................................2.3


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Outside Date............................................................8.1(c)
Parent................................................................Preamble
Parent Disclosure Letter............................................Article IV
Per Share Amount........................................................2.1(a)
Permits................................................................3.15(a)
Post Closing Plans.....................................................6.12(b)
Proxy Statement.........................................................6.1(a)
Required Company Vote......................................................3.6
Requisite Regulatory Approvals..........................................7.1(c)
SAP.....................................................................3.1(b)
SAR........................................................................2.3
SAR Consideration..........................................................2.3
SEC.....................................................................3.1(b)
Securities Act.............................................................3.8
Specified Person........................................................9.8(e)
Subsidiary..............................................................3.1(b)
Superior Proposal.......................................................6.4(f)
Surviving Corporation......................................................1.1
Tax....................................................................3.14(h)
Tax Return.............................................................3.14(h)
Taxing Authority.......................................................3.14(h)
Tail Coverage...........................................................6.7(b)
Tail Period.............................................................6.7(b)
Voting Debt.............................................................3.2(b)


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          AGREEMENT AND PLAN OF MERGER dated as of March 13, 2008 (as amended and restated as of April 17, 2008, this "Agreement") among PALISADES SAFETY AND INSURANCE ASSOCIATION, an insurance exchange organized under NJSA 17:50-1 et seq. ("Parent"), APOLLO HOLDINGS, INC., a New Jersey corporation wholly owned by Parent ("Merger Sub") and NATIONAL ATLANTIC HOLDINGS CORPORATION, a New Jersey corporation (the "Company").

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved, and deem it advisable and in the best interests of their respective shareholders or member policyholders to consummate, a business combination transaction upon the terms and subject to the conditions set forth herein (the "Merger");

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals; and

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          WHEREAS, this Agreement is being amended and restated on April 17, 2008, provided, however, that all references herein to the "date of this Agreement" or the "date hereof" shall mean March 13, 2008.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1. The Merger. At the Effective Time and upon the terms and subject to the conditions set forth herein and in the New Jersey Business Corporation Act (the "NJBCA"), the Merger Sub shall be merged with and into Company, the separate legal existence of the Merger Sub shall cease and Company will continue as the surviving corporation (the "Surviving Corporation") in the Merger.

     1.2. Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Merger Sub and the Company in accordance with the NJBCA and thereafter filed with the office of the Secretary of State of the State of New Jersey pursuant to the NJBCA. The Merger shall become effective upon the filing of the Certificate of Merger, or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     1.3. Closing. The consummation of the Merger (the "Closing") will take place at a time and date (the "Closing Date") to be agreed by Parent and the Company that is within 1 business day following the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Dewey & LeBoeuf, LLP, 1301 Avenue of the Americas, New York, NY 10019, unless another place is agreed to in writing by the parties hereto.


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     1.4. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation will succeed to and assume all of the rights, privileges, immunities, properties, powers and franchises of the Company and Merger Sub.

     1.5. Articles of Incorporation and Bylaws of Surviving Corporation. The Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     1.6. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, with each director holding office until the next annual meeting (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as result of, or in connection with, the Merger or otherwise to carry out the terms of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the terms of this Agreement.

                                   ARTICLE II

                               TREATMENT OF SHARES

     2.1. Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holder of any of the following securities:

     (a) Conversion of the Company Capital Stock. Each share of the common stock, no par value of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled or to remain outstanding pursuant to Section 2.1(b)) shall be cancelled and extinguished and be converted into the right to receive $6.25 (the "Per Share Amount") in cash payable to the holder thereof, without


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interest, upon surrender of the certificate or certificates representing such
Company Common Stock. The cash into which the shares of Company Common Stock and outstanding Awards, as set forth in Section 2.3, are to be exchanged, subject to adjustment as provided in Section 2.2(h) or as otherwise provided in this Agreement, is referred to herein as the "Merger Consideration."

     (b) Cancellation of Treasury Stock; Continuation of Indirectly-Owned Shares. Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto. Each share of Company Common Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall remain as outstanding stock of the Company, and no payment or other consideration shall be made with respect thereto.

     (c) Conversion of Merger Sub Capital Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation with the same rights, powers and privileges as the share so converted, and the shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     2.2. Surrender of Capital Stock; Stock Transfer Books.

     (a) Exchange Agent. Prior to the Effective Time, Parent shall designate at its own cost and expense a bank or trust company (reasonably acceptable to the Company) to act as agent for the holders of the Company Common Stock (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Sections 2.1 and 2.3. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of the Company Common Stock, the Merger Consideration.

     (b) Exchange Period. Each holder of a certificate or certificates representing any shares of the Company Common Stock canceled upon the Merger pursuant to Section 2.1(a) may thereafter surrender such certificates or certificates to the Exchange Agent as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending one year after the Effective Time (the "Exchange Period"). Parent agrees that promptly after the Effective Time it shall cause the distribution to holders of record of shares of the Company Common Stock as of the Effective Time of appropriate materials, including a letter of transmittal, to facilitate such surrender, which materials shall be reasonably acceptable to Parent. Upon the surrender of certificates representing the Company Common Stock, Parent shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of shares of the Company Common Stock represented by such certificate immediately prior to the Effective Time. Until so surrendered, each such certificate (other than certificates representing the Company Common Stock canceled pursuant to Section 2.1(b)) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

     (c) Payment to Other Persons. If payment of cash in respect of canceled shares of the Company Common Stock is to be made to a person other than the person in whose name a


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surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such Tax is not payable.

     (d) Transfer Books. At the Effective Time, the stock transfer books of Parent shall be closed and there shall not be any further registration or transfer of any shares of the Company Common Stock thereafter on the records of Parent. If, after the Effective Time, certificates for shares of the Company Common Stock are presented to the Surviving Corporation they shall be cancelled and exchanged for cash as provided in Section 2.1(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock.

     (e) Lost, Stolen or Destroyed Certificates. In the event any certificates representing the Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Amount in respect of the shares of the Company Common Stock represented by such lost, stolen or destroyed certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to enter into an indemnity agreement with respect to any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     (f) Conclusion of Exchange Period. Promptly following the expiration of the Exchange Period, subject to all orders, laws, statutes, regulations, rules, ordinances, writs, injunctions, directives, judgments, decrees, principles of common law, constitutions or treaties enacted, promulgated, issued, enforced or entered by any Governmental Entity (as defined below) applicable to a party hereto or to any of the Subsidiaries of the Company or Parent, or any of their respective businesses, properties or assets, as may be amended from time to time ("Applicable Laws"), the Exchange Agent shall deliver to Parent all cash (including any interest received with respect thereto), certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of (i) a certificate representing the Company Common Stock (other than certificates representing the Company Common Stock canceled pursuant to Section 2.1(b)), or
(ii) an Award shall be entitled to look to the Surviving Corporation with respect to the aggregate Per Share Amount or the aggregate Award Consideration, as applicable, payable upon due surrender of their certificates by holders of certificates, and payable as soon as practicable to holders of Awards, without any interest thereon. Notwithstanding the foregoing, subject to Applicable Law, neither Parent nor the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a certificate representing the Company Common Stock or any holder of an Award for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration remaining unclaimed by holders of the Company Common Stock or Award as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the


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extent permitted by Applicable Law, become the property of the Surviving
Corporation free and clear of any claims or interest of any person previously entitled thereto.

     (g) Withholdings. The Company, its Subsidiaries, the Surviving Corporation, the Exchange Agent and Parent will be entitled to deduct and withhold from any amounts payable under this Agreement any withholding Taxes or other amounts required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (including all rules and regulations promulgated thereunder, the "Code"), or any other Applicable Laws. To the extent that amounts are so withheld or deducted by Parent, the Company, any of its Subsidiaries, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the beneficial holder of the relevant shares.

     (h) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

     2.3. Company Stock Awards. The right to receive shares of the Company Common Stock pursuant to the exercise of each vested and unvested option for the Company Common Stock (each, an "Option") that is outstanding immediately prior to the Effective Time shall be canceled and exchanged for the right to receive an amount of cash equal to the product obtained by multiplying (x) the total number of shares of the Company Common Stock issuable upon the exercise of the unexercised portion of such Option by (y) the excess, if any, of the Per Share Amount over the exercise price per share of the Company Common Stock under such Option (with the aggregate amount of such payment rounded up to the nearest cent), less any required withholding taxes (in the aggregate, the "Option Consideration"). The right to receive cash pursuant to the exercise of each vested and unvested stock appreciation right (each, a "SAR") that is outstanding immediately prior to the Effective Time shall be canceled and exchanged for the right to receive an amount of cash equal to the product obtained by multiplying
(x) the total number of shares of the Company Common Stock to which the unexercised portion of the SAR relates by (y) the excess, if any, of the Per Share Amount over the applicable per share base price of the SAR (with the aggregate amount of the payment for all such SAR stock units rounded up to the nearest cent), less any required withholding taxes (in the aggregate, the "SAR Consideration," and together with the Option Consideration, the "Award Consideration"). As of the Effective Time, all such Options and SARs (together, "Awards") shall no longer be outstanding and shall automatically be canceled and retired and shall expire and cease to exist and each holder of such Awards shall cease to have any rights with respect thereto, except the right to receive such holder's pro rata portion of the Award Consideration. Parent agrees that the Company may amend the Company Stock Plans (as defined below) as necessary for the sole purpose of implementing the foregoing provisions of this Section 2.3; provided, however, prior to any amendment the Company consults with Parent as to, and provides Parent with a copy of, the terms of any such proposed amendment. The cash amounts resulting from the conversions pursuant to this
Section 2.3 shall be paid as soon as practicable after the Effective Time, but no later than five (5) business days thereafter.


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                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in (x) the written disclosure letter delivered by the Company to Parent in connection with the execution and delivery of this Agreement (the "Company Disclosure Letter") or (y) any Company SEC Documents (as defined below) filed on or after January 27, 2005 and before January 1, 2007 (excluding any exhibits thereto, any disclosure as to risk factors, any forward-looking statements and other similarly cautionary or generic disclosure contained or incorporated by reference therein, and provided that the relevance to this Article III of any item contained therein is apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

     3.1. Organization, Standing and Corporate Power.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing (individually or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has previously delivered or made available to Parent accurate and complete copies of the certificates of incorporation, bylaws and other comparable documents of the Company and each of its Subsidiaries.

     (b) As used in this Agreement, (x) the word "Subsidiary" means any entity of which 50% or more of the effective voting power or equity or other ownership interest of such entity is directly or indirectly owned by such party, and (y) the term "Material Adverse Effect" means, an event (including without limitation a natural catastrophe), change, circumstance, state of facts or effect that has had or is reasonably likely to have a material adverse effect on (A) the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be, except to the extent that any such material adverse effect results from (1) changes in the economy in general in the United States, to the extent that such changes do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole relative to other participants in the industry in which the Company and its Subsidiaries conduct business, or Parent and its Subsidiaries taken as a whole, as the case may be; (2) changes in United States or global financial or securities markets or conditions, including those caused by acts of war, hostility or terrorism, to the extent such changes do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole relative to other participants in the industry in which the Company and its Subsidiaries conduct business, or Parent and its Subsidiaries taken as a whole, as the case may be; (3) changes or events affecting the insurance industry generally so long as such changes or events do not have a materially disproportionate


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effect on the Company and its Subsidiaries taken as a whole relative to other participants in the industry in which the Company and its Subsidiaries conduct business, or Parent and its Subsidiaries taken as a whole, as the case may be (it being agreed that such changes or events shall not include any named hurricane that is identified as a Category 3 or higher hurricane, but shall otherwise include natural catastrophes); (4) changes in United States generally accepted accounting principles or in statutory accounting practices ("GAAP" or "SAP" respectively) after the date of this Agreement prescribed by the applicable domiciliary state regulation, including accounting pronouncements by the Securities and Exchange Commission (the "SEC"), the National Association of Insurance Commissioners and the Financial Accounting Standards Board; or (5) the announcement of this Agreement or the consummation of the transactions contemplated hereby, or (B) the ability of the Company or Parent, as the case may be, to perform its obligations hereunder on a timely basis.

     3.2. Capital Structure.

     (a) The authorized capital stock of the Company consists of 50,000,000 shares of the Company Common Stock, and 10,000,000 shares of preferred stock, no par value per share. As of December 31, 2007, (i) 11,425,790 shares of the Company Common Stock are issued and 11,007,487 outstanding, (ii) 1,000,000 shares of the Company Common Stock are reserved for issuance under The National Atlantic Holdings Corporation 2004 Stock and Incentive Plan and The National Atlantic Holdings Corporation Nonstatutory Stock Option Plan (collectively, the "Company Stock Plans"), and (iii) no shares of preferred stock are issued and outstanding. Section 3.2(a) of the Company Disclosure Letter contains a complete and accurate list of all award recipients under the Company Stock Plans and the number of shares subject to such award, the date of grant and the price per share at which any option may be exercised. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There are no restrictions upon the voting or transfer of any shares of the Company Common Stock pursuant to the Company's certificate of incorporation or bylaws and neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, or other agreement or understanding with respect to the securities of the Company. Except for awards issued or to be issued under the Company Stock Plans and listed on Section 3.2(a) of the Company Disclosure Letter, there is no outstanding option, warrant, right, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from the Company any capital stock of the Company. There is no outstanding security of any kind convertible into such capital stock, and there is no outstanding contract or other agreement of the Company or any other party to purchase, redeem or otherwise acquire any outstanding shares of capital stock or any other equity security of the Company.

     (b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") of the Company or any of its Subsidiaries are issued or outstanding.

     3.3. Subsidiaries. Section 3.3 of the Company Disclosure Letter lists each Subsidiary of the Company. All the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized, validly issued and are fully paid, nonassessable, free of any preemptive rights and are owned by the Company either directly or through a Subsidiary of the Company free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind (collectively, "Liens"). None of the outstanding shares of capital stock of any Subsidiary of the Company was issued in violation of preemptive or other similar rights of any security holder of such Subsidiary. There are no outstanding subscriptions, options, warrants, convertible or exchangeable securities or other rights granted to or by the Company or any Subsidiary to purchase shares of common stock or other securities of any Subsidiary. Other than the capital stock of the Subsidiaries, the Company neither directly nor indirectly owns equity securities, or securities that are or might become convertible into or exchangeable for equity security, representing 5% or more of the effective voting power or equity or other ownership interest of any person or entity.

     3.4. Authority. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the holders of a majority of the Company Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and, subject to the approval of this Agreement by the holders of a majority of the Company Common Stock, the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of the Company and no other acts or proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, receivership, moratorium, conservatorship, reorganization, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.5. Board Approval. The Board of Directors of the Company, by resolutions duly adopted by vote (with no dissenting votes) at a meeting duly called and held, has (i) determined that this Agreement and the Merger and other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the plan of merger contained herein and (iii) recommended that shareholders of the Company approve this Agreement and the transactions contemplated hereby (including the Merger).

     3.6. Vote Required. The affirmative vote of a majority of the votes cast by holders of the Company Common Stock entitled to vote on the plan of merger ("Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).

     3.7. Noncontravention; Consents. The execution, delivery and performance of this Agreement by the Company, the consummation of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) conflict with, or result in a breach or default (with or without notice or lapse of time, or both) under, any of the provisions of the certificate of incorporation or bylaws of the Company or the comparable documents of any Subsidiary of the Company, (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time, or both) a default under, give rise to any requirement to obtain any authorization, consent or approval under, or create any lien, pledge, security interest or other encumbrance on any assets pursuant to, any contract applicable to the Company or any of its Subsidiaries or (iii) violate any statute, law, regulation or order, judgment, injunction, award or decree of any federal, state, local or foreign government, court, administrative, regulatory or other governmental agency, commission, or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal ("Governmental Entity") against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity, foreign or domestic, with respect to the Company or any of its Subsidiaries, which, in the case of clauses (ii) and (iii) of this Section
3.7 would, individually or in the aggregate, have a Material Adverse Effect on the Company. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or the compliance by the Company with any of the provisions hereof except for (i) the filing with the SEC of a proxy statement relating to the approval of this Agreement and the transactions contemplated hereby by the Company's shareholders and such reports, filings and statements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the certificate of merger with the office of the Secretary of State of the State of New Jersey, (iii) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) compliance with any applicable requirements of the Nasdaq National Market, (v) the approvals, filings and notices required under the applicable insurance statutes and laws, rules, regulations, directives, orders or decrees of the Governmental Entity charged with supervision of insurance companies of such jurisdiction and court decisions relating to the foregoing (the "Insurance Laws") of the jurisdictions set forth in Section 3.7 of the Company Disclosure Letter, (vi) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in
Section 3.7 of the Company Disclosure Letter and (vii) such other consents, approvals, authorizations, declarations, filings or notices which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     3.8. SEC Filings. The Company and its Subsidiaries have filed or furnished, as applicable, on a timely basis, all required forms, reports, schedules, registration statements, certificates and other documents and exhibits thereto with or to the SEC since January 27, 2005 and through the business day prior to the date of this Agreement (the "Company SEC Documents"). As of their respective dates of filing with or publicly furnishing to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), the Company SEC Documents, and the financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents filed or furnished to the SEC after the date of this Agreement, complied or will comply, as the case may be, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, and none of the Company SEC Documents or the financial statements of the

Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents filed or furnished to the SEC after the date of this Agreement, when filed with or publicly furnished to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing) contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries included in the Company SEC Documents and the financial statements of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents filed or furnished to the SEC after the date of this Agreement complied or will comply, as the case may be, as of their respective dates of filing with the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been or will be, as the case may be, prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies or entities as of the dates and for the periods shown (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company).

     3.9. Sarbanes-Oxley Act of 2002. The Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of NASDAQ. Without limitation to Section 3.11 below, the Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. The Company's principal executive officer and principal financial officer have disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company's auditors and the audit committee of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting and the Company has provided Parent with copies of any material written materials relating to the foregoing and a written summary thereof. Since December 31, 2006, any change in internal controls over financial reporting required to be disclosed in any Company SEC Document has been so disclosed, and (i) the Company has no knowledge of any complaint, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or its Subsidiaries, has reported evidence of a violation of the securities laws, breach of fiduciary duty or similar violation, by the Company or its Subsidiaries or any of their respective officers, directors, employees or other representatives, in each case, relating to periods after December 31, 2006. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract or agreement (including any contract or agreement relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) not reflected in or disclosed on the Company's consolidated financial statements.

     3.10. Statutory Financial Statements. The Company has previously delivered to Parent copies of (i) the audited statutory-basis balance sheet of each Company Insurance Subsidiary (as defined in Section 3.17) as of December 31, 2006, and the unaudited statutory-basis balance sheets of each Company Insurance Subsidiary (as defined in Section 3.17) as of (ii) March 31, 2007, (iii) June 30, 2007 and (iv) September 30, 2007 ((i), (ii), (iii) and (iv) collectively, the "Company SAP Balance Sheets") and the related statements of income, stockholders' equity and cash flows for the periods then ended, together with the notes to such financial statements (together with the Company SAP Balance Sheets, the "Company SAP Financial Statements"). The Company SAP Financial Statements, and the statutory-basis balance sheets of each Company Insurance Subsidiary and the related statements of income, stockholders' equity and cash flows for the periods then ended, together with the notes to such financial statements, filed after the date of this Agreement, have been or will be, as the case may be, prepared in conformity with SAP and, together with the notes, exhibits or schedules thereto, and presented or will present fairly, as the case may be, in accordance with SAP, in all material respects the admitted assets, liabilities, capital and surplus of such Company Insurance Subsidiary at their respective dates and the results of operations and cash flows of such Company Insurance Subsidiary for the periods then ended (subject, in the case of the quarterly statement, to year-end adjustments made in the ordinary course of business).

     3.11. No Undisclosed Liabilities. Except as disclosed in Section 3.11 of the Company Disclosure Letter and except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as filed with the SEC prior to the date of this Agreement,
(B) liabilities incurred since September 30, 2007 in the ordinary course of business consistent with past practice and which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and (C) liabilities incurred pursuant to this Agreement and the transactions expressly contemplated hereby, the Company and its Subsidiaries do not have, and since September 30, 2007, the Company and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Company's financial statements in accordance with GAAP).

     3.12. Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement, since December 31, 2007, the Company and its Subsidiaries have conducted their business in the ordinary course, and there has not occurred: (a) any event or change that has had or would reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries;
(b) any material damage or destruction to, or loss of, any material assets or property owned, leased or used by the Company or its Subsidiaries (whether or not covered by insurance); (c) any sale of property of the Company or its Subsidiaries except in the ordinary course of business; (d) except in the ordinary course of business consistent with past practice, any increase in compensation payable by the Company or its Subsidiaries to any director or executive officer of the Company or its Subsidiaries; (e) a settlement or agreement by the Company or its Subsidiaries to settle any action except in the ordinary course of business; (f) a declaration or payment of any dividend by the Company or its Subsidiaries on any shares of its capital stock (other than any dividend between or among the Company and its Subsidiaries); (g) except in the ordinary course of business, the entrance into any reinsurance or retrocessional agreement, either as a ceding company or reinsurer; (h) except in the ordinary course of business, any change in material underwriting, reinsurance, marketing, pricing or claim processing procedures or practices of the Company or any Subsidiaries; or (i) any agreement by the Company or any of the Subsidiaries to do any of the matters set forth in clauses (a) through (h) above.

     3.13. Benefit Plans.

     (a) Section 3.13 of the Company Disclosure Letter lists each "employee benefit plan" (as defined in Section 3(3) of ERISA (as defined below)), each equity-based plan, and each material bonus, deferred compensation, severance, employment, consulting or other plan or agreement relating to compensation, retirement benefits, employee benefits or fringe benefits maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, or under which the Company or any of its Subsidiaries is obligated to pay premiums or benefits ("Company Employee Benefit Plan"). The Company has delivered or made available to Parent copies of (i) each Company Employee Benefit Plan reduced to writing and a summary of material terms for each Company Employee Benefit Plan not reduced to writing, (ii) the most recent summary plan description for each Company Employee Benefit Plan for which such a summary plan description is required, (iii) the most recent favorable determination letters from the Internal Revenue Service with respect to each Company Employee Benefit Plan intended to qualify under Section 401(a) of the Code, and (iv) the three most recent Forms 5500 for each Company Employee Benefit Plan for which such forms are required to be filed.

     (b) Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter covering all current terms of the Plan from the Internal Revenue Service (or the deadline for seeking such a letter has not yet passed) and, to the knowledge of the Company, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination.

     (c) Each Company Employee Benefit Plan is and has been maintained, operated and administered in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, all Applicable Laws and the operative documents for each such plan. All required contributions to, and premium payments on account of, each Company Employee Benefit Plan for all periods ending on or before the Closing Date have been made on a timely basis and, to the extent not due, have been appropriately accrued.

     (d) No Company Employee Benefit Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA) and neither the Company nor any of its Subsidiaries nor any other entity that would be treated as a single employer with the Company under Section 414(b), (c), (m) or (n) of the Code or Section 4001(b) of ERISA ("ERISA Affiliate") has been obligated to contribute or has any liability to any multiemployer plan as so defined within the last six years.

     (e) No liability under Title IV of ERISA has been incurred by the Company or its Subsidiaries or any ERISA Affiliate that has not been satisfied in full when due, and no condition exists that could result in liability to the Company or any ERISA Affiliate under Title IV of ERISA (other than for the payment of insurance premiums to the Pension Benefit Guaranty Corporation). No Employee Benefit Plan maintained by the Company or any ERISA Affiliate subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 412 or Section 4971 of the Code).

     (f) Except as disclosed in Section 3.13 of the Company Disclosure Letter, neither the execution and delivery of the Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event or agreement) will (i) entitle any employee to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any employee.

     (g) Except as disclosed in Section 3.13 of the Company Disclosure Letter, and except as required under Sections 601 through 609 of ERISA, no Company Employee Benefit Plan provides or has any liability to provide health, life, severance or disability benefit coverage upon or following retirement or other termination of employment.

     (h) Each Company Employee Benefit Plan which is subject to the requirements of Section 409A of the Code has been adopted and administered including with respect to tax reporting and withholding obligations in good faith compliance with such Section and the guidance issued by the Department of the Treasury thereunder from January 1, 2005 to date.

     (i) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Company Employee Benefit Plan, by any employee, beneficiary, or other person covered or claiming coverage under any Company Employee Benefit Plan or otherwise involving any Company Employee Benefit Plan (other than routine claims for benefits). No Company Employee Benefit Plan is or, within the last six years has been, the subject of an examination, audit, inquiry, review, proceeding, claim, or demand by a Governmental Entity, or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

     (j) Except as disclosed in Section 3.13 of the Company Disclosure Letter, no Material Contract and no Company Employee Benefit Plan provides, conditionally or otherwise, for any payment or benefit that could constitute, in whole or in part, an "excess parachute payment" (as that term is defined in Code Section 280G) with respect to the transactions contemplated by this Agreement, or that could reasonably be expected to be nondeductible by reason of Code Sections 162 or Code Section 404.

     (k) Each holder of an Award has entered into a Stock Option and Stock Appreciation Rights Cancellation Agreement in the form previously provided to Parent.

     3.14. Taxes.

     (a) All income Tax Returns and other material Tax Returns filed or required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed properly when due (after taking into account all extensions to file applicable thereto) in accordance with all Applicable Laws, and all such filed Tax Returns are true, correct and complete in all material respects;

     (b) The Company and each of its Subsidiaries has timely paid or caused to be paid all material amounts of Taxes (whether or not shown as due on such filed Tax Returns) to the extent such Taxes were due and payable;

     (c) There are no Liens for any material amount of Taxes upon the assets or property of the Company or any of its Subsidiaries, other than (i) statutory Liens for Taxes not yet due and payable, and (ii) Liens for Taxes that (1) are being contested in good faith and (2) have been accrued for on the most recent financial statements included in the Company SEC Documents in accordance with GAAP;

     (d) There is no claim, audit, examination, action, suit, proceeding, or investigation now pending or in process or, to the Company's knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax;

     (e) Neither the Company nor any of its Subsidiaries has entered into a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

     (f) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material amount of Taxes or deficiencies (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

     (g) Neither the Company nor any of its Subsidiaries is a party to any contractual obligation relating to Tax sharing or Tax allocation with a third party (i.e. other than the Company and its Subsidiaries), and neither the Company nor any of its Subsidiaries has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force;

     (h) The Company has made adequate provision in the consolidated financial statements of the Company and each of its Subsidiaries (in accordance with GAAP) included in the Company's SEC Documents for all material amounts of Taxes not yet due of the Company and each of its Subsidiaries;

     (i) The Company has and each of its Subsidiaries has in all material respects complied with all Applicable Laws relating to the payment and withholding of Taxes (including all reporting and record keeping requirements) and has, within the time and manner prescribed by law, withheld and paid over to the proper Taxing Authority all material amounts of Taxes required to be withheld and paid over by them;

     (j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date that was initiated or requested by the Company or a Subsidiary, or (ii) "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), entered into on or prior to the Closing Date, or (iii) any ruling received from the Internal Revenue Service;

     (k) Since December 31, 2006, there has not occurred: (i) any material change in any Tax elections made by the Company or by any of its Subsidiaries;
(ii) any settlement or compromise of any material Tax liability by the Company or by any of its Subsidiaries; (iii) the filing of any amended Tax Return with respect to any material Tax; or (iv) any material change in any method of Tax accounting or of any annual Tax accounting period by the Company or by any of its Subsidiaries, except insofar as may be required by Applicable Laws;

     (l) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for a material amount of Taxes of any person (other than the Company or one of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise;

     (m) To the knowledge of the Company (i) Parent has been provided with all work and other papers of the Company and of its Subsidiaries relating to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and (ii) the Company has and each of its Subsidiaries has made available to Parent complete and correct copies of all income Tax Returns, examination reports and statements of deficiency, closing agreements and letter rulings filed or received by the Company or by any of its Subsidiaries since December 31, 2002; and

     (n) Since January 1, 2005, neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" within the meaning of Code Section 355(a)(1)(A).

     "Tax" means any and all federal, state, county, provincial, local, foreign and other taxes, including, without limitation, all net income, gross income, gross receipts, premium, estimated, sales, use, ad valorem, property, transfer, franchise, profits, license, single business, withholding, payroll, employment, excise, severance, VAT, GST, consumption, stamp, occupation, customs duties, capital stock, social security (or similar, including FICA), unemployment, disability, real property, personal property, registration, value added, alternative or add-on minimum, or other contributions or similar tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever together with any interest, additions to tax or interest, and penalties with respect thereto imposed by any Taxing Authority (including any liability for the payment of any such amounts as a result of being a member of an affiliated, consolidated, combined, or unitary group for any period).

     "Tax Return" means any return, report or statement filed or required to be filed with respect to any Tax (including any attached schedules) including any information return, claim for refund or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any Subsidiaries thereof, as well as any amendments thereof.

     "Taxing Authority" means the Internal Revenue Service or any other Governmental Entity responsible for the administration of any Tax.

     3.15. Compliance with Applicable Laws.

     (a) The Company and each of its Subsidiaries have in full force and effect all material approvals, authorizations, consents, variances, exemptions, orders, registrations, licenses and permits of all Governmental Entities (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted. The Company and each of its Subsidiaries are in compliance in all material respects with all such Permits and are in compliance with all terms required for the continued effectiveness thereof. No investigation or proceeding is pending or, to the knowledge of the Company, threatened, which would reasonably be expected to result in the amendment, failure to renew, limitation, modification, suspension or revocation of any such Permit, where such amendment, failure to renew, limitation, modification, suspension or revocation would be material to the Company or any Subsidiary.

     (b) The Company and its Subsidiaries are (i) in compliance with the terms of their respective certificate or articles of incorporation, bylaws or other charter or organizational documents and (ii) in compliance in all material respects with all Applicable Laws.

     3.16. Litigation. Except as may be disclosed in Section 3.16 of the Company Disclosure Letter, no action, suit, investigation, inquiry or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or its or their properties or assets is pending or, to the best knowledge of the Company, threatened, other than any insurance claims incurred in the ordinary course of business of any Company Insurance Subsidiary. With respect to those actions, suits or proceedings that are insurance claims incurred in the ordinary course of business of any Company Insurance Subsidiary, none contains any allegation of bad faith on the part of the Company or any of its Subsidiaries, seeks extra-contractual or punitive damages from the Company or any of its Subsidiaries, or seeks class action status on behalf of any claimants, except as disclosed in Section 3.16 of the Company Disclosure Letter.

     3.17. Insurance Regulatory Matters.

     (a) Section 3.17 of the Company Disclosure Letter lists all Subsidiaries of the Company that are licensed to write insurance business (each, a "Company Insurance Subsidiary") and lists all jurisdictions in which each such Subsidiary is licensed to write insurance business.

     (b) The Company has made available to Parent copies of all financial examination reports of state insurance departments with respect to any Company Insurance Subsidiary which have been completed and reports issued since January 1, 2005. Since January 1, 2005, no material violations of Applicable Laws of any Company Insurance Subsidiary have been asserted in writing by any Governmental Entity, other than any violation which has been cured or otherwise resolved to the satisfaction of such Governmental Entity.

     (c) Since January 1, 2005, the Company and its Subsidiaries have filed all material reports, statements, documents, registrations, filings or submissions required to be filed by such entity with any Governmental Entity, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) in all material respects with Applicable Laws and no material deficiencies have been asserted in writing by any such Governmental Entity since January 1, 2005 with respect to any material reports, statements, documents, registrations, filings or submissions required to be filed with respect to the Company or its Subsidiaries with any Governmental Entity that have not been remedied. Neither the Company nor any of its Subsidiaries is or has been since 2005 a "commercially domiciled insurer" under the laws of any jurisdiction or is or since 2005 has otherwise been treated as domiciled in a jurisdiction other than its jurisdiction of organization.

     (d) Neither the Company nor any of its Subsidiaries is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any resolutions at the request of, any Governmental Entity that by its terms restricts in any material respect the conduct of the business of the Company or its Subsidiaries nor has the Company been advised in writing by any Governmental Entity since January 1, 2005 that it is considering issuing or requesting any such agreement. There are no insurance policies issued, reinsured or assumed by the Company or any of its Subsidiaries that are currently in force under which the Company or any of its Subsidiaries may be required to pay dividends to the holders thereof.

     (e) To the extent required under Applicable Laws, all policies, binders, slips or other agreements of insurance and other agreements and materials that are issued or used in connection with the Company Insurance Subsidiaries' business, including applications, brochures and marketing materials, premium rates and reinsurance agreements, (i) are in all material respects, on forms approved by applicable insurance regulatory authorities or filed and not objected to by such authorities within the period provided for objection, and, in either case, not subsequently disapproved or required to be withdrawn or retired from issuance or use which have not been so withdrawn or retired and
(ii) (A) all homeowners and dwelling and fire policies in place as of December 31, 2007 contain an exclusion for oil tank/environmental liability, (B) the exclusion is effective on all policies beginning with the first renewal on or after September 1, 2007 unless the policy holder has purchased any endorsement to buy-back oil tank/environmental coverage, (C) no renewal policies will be able to purchase the buy-back endorsement after September 1, 2008, and (D) for homeowners and dwelling and fire policies renewing between September 31, 2007 and December 31, 2007 less than 1% have purchased the buy-back endorsement. Any rates of the Company Insurance Subsidiaries required to be filed with or approved by any applicable Governmental Entity have in all material respects been so filed or approved and the rates applied by each of the Company or any of its Subsidiaries conform in all material respects to the relevant filed or approved rates.

     (f) No Company Insurance Subsidiary is in default under or violation of any material order, stipulation, decree, award or judgment entered into with or issued by any Governmental Entity charged with enforcement of Insurance Laws, nor has any Company Insurance Subsidiary received any notice of any such default or violation which remains uncorrected.

     3.18. Reserves. The Company has delivered to Parent true and complete copies of all actuarial reports prepared since December 31, 2005 with respect to and on behalf of any Company Insurance Subsidiary that are in the possession of the Company or any of its Subsidiaries relating to the loss and loss adjustment expense reserves of any of the Company Insurance Subsidiaries. All reserves for losses and loss adjustment expenses reflected in the Company SAP Balance Sheets
(i) met the requirements of the Insurance Laws of Bermuda and the State of New Jersey, (ii) were computed in accordance with generally accepted loss reserving standards and principles and (iii) as of the date of such Company SAP Balance Sheets, made a reasonable provision in the aggregate for all unpaid losses and loss adjustment expense obligations of the Company Insurance Subsidiaries under the terms of their respective insurance policies (it being understood that no representation or warranty is made herein to the effect that such reserves will in fact be adequate to cover the actual amount of such liabilities that are eventually paid after the date thereof). The Company has delivered to Parent a true and complete copy of the most recent report (the "Actuarial Report"), prepared by Huggins Actuarial Services, Inc. (the "Actuary"). The Actuary has not issued any further adjustment or errata with respect to the Actuarial Report. Any historical information and data furnished to the Actuary by the Company and the Company Insurance Subsidiaries in connection with the preparation of the Actuarial Report was true and complete in all material respects and was not inconsistent in any material respect with the Company SAP Financial Statements.

     3.19. Intellectual Property. To the knowledge of the Company, the Company and its Subsidiaries own, possess, license or have other rights to use, on reasonable terms, all material Intellectual Property. Intellectual property means all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the "Intellectual Property") necessary for the conduct of the Company's business as now conducted. Except as set forth in Section 3.19 of the Company Disclosure Letter, (a) there are no rights of third parties to any Intellectual Property owned by the Company or its Subsidiaries; (b) there is no material infringement by third parties of any Intellectual Property owned by the Company or its Subsidiaries; (c) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the Company's rights in or to any such Intellectual Property, and to the knowledge of the Company, there are no facts which would form a reasonable basis for any such claim; (d) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property owned by the Company or its Subsidiaries, and, to the knowledge of the Company, there are no facts which would form a reasonable basis for any such claim; (e) there is no pending or threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and, to the knowledge of the Company, there is no other fact which would form a reasonable basis for any such claim; (f) to the knowledge of the Company there is no U.S. patent or published U.S. patent application which contains claims that dominate or may dominate any Intellectual Property owned by to the Company or that interferes with the issued or pending claims of any such Intellectual Property; and (g) the Company does not hold any U.S. patent issued by the U.S. Patent and Trademark Office.

     3.20. Real Property. Each of the Company and its Subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted. The Company has heretofore made available to Parent true and complete copies of the real property leases and all amendments thereto. Subject to such exceptions as would not be material to the Company's business,
(i) each lease is valid, binding and in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any such lease, and
(ii) to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto.

     3.21. Labor Matters.

     (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement.

     (b) As of the date hereof, there is no labor strike or similar dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. As of the date hereof, there is no unfair labor practice complaint, grievance or charge against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Entity involving current or former employees of the Company or any of its Subsidiaries.

     (c) As of the date hereof, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that would reasonably be expected to require notification under the WARN Act or any similar state, local or foreign law or regulation.

     3.22. Proxy Statement. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.6, the Proxy Statement (as defined in Section 6.1), and any amendments or supplements thereto, will not, on the date they are first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Shareholders Meeting (as defined in Section 6.1), omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the Company Shareholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub that is included or incorporated by reference in the Proxy Statement.

     3.23. Operations Insurance. Section 3.23 of the Company Disclosure Letter contains a true and complete list and description of all liability, property, workers compensation and other similar insurance policies or agreements that insure the business, operations, or affairs of the Company and each of its Subsidiaries. Excluding insurance policies that have expired and been replaced by the Company or any of its Subsidiaries in the ordinary course of business, no insurance policy has been canceled within the last three years, and, to the knowledge of the Company, no written threat has been made to cancel any such insurance policy of the Company or any of its Subsidiaries during such period. All such insurance policies will remain in full force and effect with respect to periods before and through the Closing Date.

     3.24. Brokers. No broker, investment banker, financial advisor or other person, other than Banc of America Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has previously provided to Parent a good faith estimate of the amount of costs and expenses incurred by the Company to date in connection with the transactions contemplated by this Agreement and of the amount of such costs and expenses that the Company expects to incur by the Closing, including the fees and expenses of the Company's financial advisors and the Company's legal and other advisors.

     3.25. Takeover Laws. None of the business combination provisions of the NJBCA, Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Company are applicable to the transactions contemplated by this Agreement because such provisions do not apply by their terms or because any required approvals of the Board of Directors of the Company have been obtained.

     3.26. Title to Assets. The Company and its Subsidiaries have good title to, or a valid leasehold interest in, the material tangible assets they use regularly in the conduct of their business.

     3.27. Affiliate Transactions. Except for compensation or other employment arrangements in the ordinary course and arrangements contemplated by this Agreement, there are no, and since September 30, 2007, there have not been any, transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings nor are there currently proposed any such transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company's Form 10-K or proxy statement pertaining to an annual meeting of stockholders, and there will have been no additional disclosure required to be included in connection with any such transactions, agreements, arrangements or understandings in the Company's Annual Report on Form 10K when filed or amended, or incorporated therein after such filing or amendment.

     3.28. Contracts. Each of the Material Contracts (defined below) is valid and binding on the Company (and each such Subsidiary of the Company party thereto) and, to the knowledge of the Company, each other party thereto, and is in full force and effect, and enforceable in accordance with its terms and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. The Company has not received any notice from any counterparty that such counterparty intends to terminate, or not renew, any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC or
(ii) made available to Parent. "Material Contract" means (i) each contract that involves performance of services or delivery of products by the Company and/or its Subsidiaries of an amount or value in excess of or equal to $100,000, (ii) each contract that involves performance of services or delivery of products to the Company and/or its Subsidiaries of an amount or value in excess of or equal to $100,000 and (iii) each contract that could reasonably be expected to result in the payment of an amount or value in excess of or equal to $100,000 by the Company and/or any Subsidiary other than commercial arrangements entered into in the ordinary course of business and containing customary and usual indemnification or expense reimbursement provisions.

     3.29. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Banc of America Securities LLC, financial advisor to the Company, to the effect that, as of March 9, 2008 and based upon various qualifications and assumptions, the Per Share Amount to be received by the holders of shares of Company Common Stock in the Merger is fair from a financial point of view to such holders (the "Fairness Opinion").

     3.30. Draft Audited Financial Statements. Parent has been provided with draft audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2007 as intended to be included in the Company's Annual Report on Form 10-K to be filed with the SEC, and such draft financial statements will not differ in any non-trivial respect from the Form 10-K that will be filed with the SEC in respect of the fiscal year then ended.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the written disclosure letter delivered by Parent to the Company in connection with the execution and delivery of this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub represent and warrant to the Company as follows:

     4.1. Organization, Standing and Corporate Power. Parent is an insurance exchange duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite legal power and authority to carry on its business as now being conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing (individually or in the aggregate) would not have a Material Adverse Effect on Parent.

     4.2. Authority. Each of Parent and Merger Sub has the requisite legal power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Parent and Merger Sub and no other acts or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. No action by the member policyholders of Parent is necessary to authorize the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, receivership, moratorium, conservatorship, reorganization, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.3. Noncontravention; Consents. The execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation of the transactions contemplated hereby by Parent and Merger Sub and the compliance by Parent and Merger Sub with any provisions hereof do not and will not (i) conflict with, or result in a breach or default (with or without notice or lapse of time, or both) under, any of the provisions of the certificate of incorporation, bylaws or other organizational documents of Parent or any Subsidiaries of Parent (including Merger Sub), (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate, or constitute (with or without notice or lapse of time, or both) a default under, give rise to any requirement to obtain any authorization, consent or approval under, or create any lien, pledge, security interest or other encumbrance on any assets pursuant to, any contract applicable to Parent or any of its Subsidiaries including Merger Sub or (iii) violate any statute, law, regulation or order, judgment, injunction, award or decree of any Governmental Entity against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity, foreign or domestic, with respect to Parent or any of its Subsidiaries including Merger Sub, which, in the case of clauses (ii) and (iii) above, would, individually or in the aggregate, have a Material Adverse Effect on Parent. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Parent, Merger Sub or any of the Affiliates of Parent in connection with the execution, delivery and performance of this Agreement by each of Parent and Merger Sub or the consummation by each of them of any of the transactions contemplated hereby, except for (i) the filing with the SEC of such reports, filings and statements under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the certificate of merger with the office of the Secretary of State of the State of New Jersey, (iii) the filing of premerger notification and report forms under the HSR Act, (iv) compliance with any applicable requirements of the Nasdaq National Market, (v) the approvals, filings and notices required under the Insurance Laws of the jurisdictions set forth in Section 4.3 of the Parent Disclosure Letter, (vi) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 4.3 of the Parent Disclosure Letter and (vii) such other consents, approvals, authorizations, declarations, filings or notices which if not obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     4.4. Compliance with Applicable Laws.

     (a) Parent and each of its Subsidiaries have in full force and effect all material Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except in any case in which the failure so to have in full force and effect all material Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries are in compliance in all material respects with all such Permits and all terms required for the continued effectiveness thereof. No investigation or proceeding is pending or, to the knowledge of Parent, threatened, which would reasonably be expected to result in the amendment, failure to renew, limitation, modification, suspension or revocation of any such Permit, where such amendment, failure to renew, limitation, modification, suspension or revocation would be material to Parent or any Subsidiary.

     (b) Parent and its Subsidiaries are (i) in compliance with the terms of their respective certificate or articles of incorporation, bylaws or other charter or organizational documents and (ii) in compliance in all material respects with all Applicable Laws.

     4.5. Litigation. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any of its Subsidiaries or its or their property is pending or, to the best knowledge of Parent, threatened that (a) would reasonably be expected to have a Material Adverse Effect on the consummation of any of the transactions contemplated by this Agreement or (b) would reasonably be expected to have a Material Adverse Effect on Parent.

     4.6. Information Supplied. The information supplied in writing by Parent that is included or incorporated by reference in the Proxy Statement will not, on the date it is first mailed to the holders of Company Common Stock or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Shareholders Meeting which shall have become false or misleading in any material respect.

     4.7. Financing. Parent has or will have, prior to the Effective Time, sufficient cash in immediately available funds to pay or cause Merger Sub to pay the Merger Consideration pursuant to Article II hereof and to consummate the Merger and other transactions contemplated hereby.

     4.8. Brokers. No broker, investment banker, financial advisor or other person, other than Keefe, Bruyette & Woods, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     4.9. Merger Sub.

     (a) True and complete copies of the organizational documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to the Company.

     (b) Merger Sub was formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.

     (c) The authorized capital stock of Merger Sub consists of ten (10) shares of common stock, par value $100.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

     (d) Parent, as sole shareholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby, and no other vote or other action of the shareholder of Merger Sub is required by the Applicable Laws, the organizational documents of Merger Sub or otherwise in order for Merger Sub to consummate the Merger and the transactions contemplated hereby.

     4.10. Parent Ownership of Company Securities. Parent and its affiliates do not own of record or beneficially any shares of the Company Common Stock, preferred stock of the Company or any options, warrants or other rights to acquire the Company Common Stock or preferred stock of the Company.

                                    ARTICLE V

                  COVENANTS RELATING TO THE CONDUCT OF BUSINESS

     5.1. Conduct of Business of the Company. Except as provided for in this Agreement or as set forth in Section 5.1 of the Company Disclosure Letter, from the date of this Agreement to the Closing Date, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses only in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations and their relationships with agents, insureds and others having business dealings with them. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing Date, except as contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent:

     (a) (i) declare, issue, make, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or other thing of value) in respect of, any of the Company's or any Subsidiary's outstanding capital stock, (ii) split, combine, subdivide or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (iii) purchase, redeem, retire or otherwise acquire any shares of outstanding capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares;

     (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

     (c) sell, lease, license or otherwise dispose of (including by way of reinsurance), or pledge, subject to a lien or otherwise encumber, any of its assets, except in the ordinary course of business consistent with past practice (it being understood that any such actions taken regarding investment assets which comply with the Company's investment guidelines currently in effect, or those of its respective Subsidiaries, as the case may be, shall be deemed to be taken in the ordinary course of business);

     (d) (i) amend or change its certificate of incorporation, bylaws or other comparable organizational documents or (ii) merge with or into or consolidate with any other person or entity;

     (e) (i) acquire (including by way of portfolio reinsurance, merger, consolidation or acquisition of stock or assets) any person or entity or division thereof, or a material portion of the assets of any of the foregoing,
(ii) liquidate, dissolve or wind up its business or (iii) organize any new subsidiary;

     (f) (i) incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person or entity, except in the ordinary course of business consistent with past practice or (ii) make any loans or make or receive any capital contributions or other equity investment other than as to such matters related to the investment portfolio of the Company or any Subsidiary in the ordinary course of business consistent with past practice;

     (g) abandon, modify, waive, terminate or otherwise change any material Permit of the Company or any Company Insurance Subsidiary except (i) as may be required in order to comply with Applicable Laws or (ii) in the ordinary course of business consistent with past practice;

     (h) terminate or materially amend any Material Contract, other than (i) terminations or amendments in the ordinary course of business consistent with past practice and (ii) renewals on substantially the same terms; or enter into or amend any contract of a type that would meet the definition of Material Contract if entered into on the date hereof other than in the ordinary course of business consistent with past practice or as otherwise provided under this Agreement;

     (i) unless required by Applicable Laws or to comply with changes in GAAP or SAP, change in any material respect any of its methods, policies, practices or principles with respect to financial or statutory accounting, reserving, hedging or investing or otherwise engaging in derivatives transactions, underwriting or claims administration or reinsurance;

     (j) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) payment, discharge, settlement or satisfaction fully reserved against in the most recent consolidated financial statements of the Company included in the Company SEC Documents or (ii) on liabilities incurred since the date of such financial statements, payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice;

     (k) amend or terminate any Company Employee Benefit Plan, except as may be required by Applicable Laws; or with respect to any employee, enter into or amend any employment or consulting contract or agreement, or increase compensation, wages or bonuses other than in the ordinary course of business consistent with past practice (provided there will be no increase in compensation, wages or bonuses paid to any officers or directors of the Company or its Subsidiaries), or commit or agree to any changes in its severance terms or policies; or change in any material respect the terms for, or policies with respect to, the payment of commissions to any of its agents;

     (l) except as required by Applicable Laws (i) settle or compromise any material Tax liability of the Company or its Subsidiaries that has not been fully accrued for in accordance with GAAP on the most recent financial statements that are included in the Company SEC Documents (ii) file any amended Tax Returns with respect to any material Taxes; (iii) make or change any material Tax election; (iv) change any annual Tax accounting period; (v) surrender any right to claim a material Tax refund; or (vi) waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

     (m) enter into, amend or modify any reinsurance agreement or treaty or amend, modify or otherwise revise any forms of insurance policy other than facultative reinsurance;

     (n) make or agree to make any capital expenditure or expenditures in an amount that, in the aggregate, exceeds the aggregate amount of capital expenditures set forth for the period between the date of this Agreement and the Closing Date on Section 5.1(n) of the Company Disclosure Letter; or

     (o) agree or commit in writing or otherwise to take any of the actions prohibited by this Section 5.1.

Notwithstanding the foregoing, nothing in this Agreement is intended to give the Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1. Preparation of Proxy Statement; Shareholders Meetings. (a) As promptly as practicable after the date hereof, and in any event within 90 days following the date hereof, the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Company Shareholders Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement") in compliance with the applicable provisions of the Exchange Act. The Company will use its reasonable best efforts to respond promptly to (and in any event within 14 days of receiving) any comments made by the SEC with respect to the Proxy Statement. The Company will include in the Proxy Statement (i) the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and (ii) the Fairness Opinion. Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement, and shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement, any amendment or supplement to the Proxy Statement and any written response to any comments or inquiry from the SEC prior to filing or providing such to the SEC, shall include in such document or response any comments reasonably proposed by Parent and will provide Parent with a copy of all such filings made with the SEC.

     (b) The Company will advise Parent as promptly as practicable after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (c) The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any supplemental proxy, at the time of mailing thereof and at the time of the Company Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or any supplemental proxy, at the time of mailing thereof and at the time of the Company Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (d) The Company shall duly call, give notice of, convene and hold an annual or special meeting of the Company's shareholders (the "Company Shareholders Meeting") as promptly as reasonably practicable within 60 days following the SEC's approval of the filing of the Proxy Statement for the purpose of obtaining the Required Company Vote with respect to the Merger and the transactions contemplated by this Agreement and, in connection therewith, the Company shall mail the Proxy Statement to the holders of Company Common Stock in advance of such meeting in a timely manner in compliance with all Applicable Laws and with the Company's organizational documents. The Company shall take all lawful action to (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by Applicable Law to obtain such approval, including confirming its approval and recommendation of the terms of this Agreement upon request; provided that the Company may (and at the request of the Parent shall) extend the date of the Company Shareholders Meeting to the extent (A) necessary in order to obtain a quorum of its shareholders or (B) the Company reasonably determines that such delay is required by Applicable Law. At the Company Shareholders Meeting, Parent and its Affiliates will vote all Shares owned by them, if any, in favor of adoption of this Agreement and approval of the Merger. The Company shall not be required to hold the Company Shareholders Meeting if this Agreement is terminated before that meeting is held.

     6.2. Access to Information. (a) Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent (including representatives of a nationally recognized rating agency, if requested by Parent), access, during normal business hours during the period prior to the Effective Time, to all properties, books, contracts, records, commitments, officers and employees of the Company and its Subsidiaries and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company and its Subsidiaries during such period pursuant to the requirements of federal or state securities laws, or the HSR Act, state insurance laws or the rules and regulations of self regulatory organizations (other than reports or documents which it is not permitted to disclose under Applicable Laws) and (ii) all other information concerning the Company's and its Subsidiaries' business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Applicable Law.

     (b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated November 2, 2007 between the Company and Parent (the "Confidentiality Agreement"), which Confidentiality Agreement will remain in effect.

     6.3. Reasonable Best Efforts.

     (a) Each of the Company and Parent shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable and (ii) to obtain, and to cooperate with the other party to obtain, any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party that is required to be obtained by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement, including without limitation, the necessary approvals from the New Jersey Department of Banking and Insurance ("DOBI") with respect to the acquisition of control of the Company by Parent and the other consents and approvals required under Sections

3.7 and 4.3; provided, however, that neither Parent nor any of its affiliates shall be obligated (i) to accept any approval of the acquisition of control by DOBI which does not also include (as part of such approval or pursuant to a separate approval) authorization by DOBI that that the Surviving Corporation and its Subsidiaries may non-renew at least 7,000 of the homeowners policies in the DOBI New Jersey Wind Map zip codes as in effect on the date of this Agreement that the Company had in effect on December 31, 2007 (plus a number at least equal to the number of any additional such policies written by the Company since that date), (ii) to divest any of their respective assets or any of the assets being acquired under this Agreement, or (iii) to accept any condition imposed by any Governmental Entity that in Parent's reasonable judgment would materially effect the respective businesses of the Parent, any of its affiliates or the Surviving Corporation, or otherwise materially reduce the benefits to Parent, any of its affiliates or the Surviving Corporation resulting from the consummation of the transactions contemplated by this Agreement. In connection with the foregoing, Parent will use its reasonable best efforts to enlist unaffiliated third parties to provide coastal capacity for the affected non-renewed customers in the DOBI New Jersey Wind Map zip codes contemplated above. In addition, the Company's directors and officers will cooperate and participate in Parent's efforts to obtain a rating confirmation; provided, however, that this shall not be deemed to be a requirement that an actual rating confirmation be obtained by Parent or the Surviving Corporation.

     (b) Without limiting the generality of the foregoing, Parent agrees that within 21 days from the date hereof, it will cause a completed submission of a draft Form A to be made to DOBI with respect to its acquisition of control of the Company (such date of filing, the "Form A Submission Date"). Parent agrees that it shall respond to all comments to such draft application, and requests for additional information in connection with such draft application, made by DOBI within 10 days after receipt thereof. Parent shall keep the Company apprised of the status of all applications to, and proceedings before, Governmental Entities in connection with the transactions contemplated by this Agreement and the Company shall reasonably cooperate in the preparation of the Form A application. Parent shall provide to the Company copies of all filings to Governmental Entities in connection with the transactions contemplated by this Agreement and Parent shall keep the Company apprised of all discussions and the outcomes thereof between Parent and any Governmental Entity in connection with the transactions contemplated by this Agreement.

     6.4. Acquisition Proposals.

     (a) The Company agrees that after the date hereof it shall not, and it shall, (x) cause it and its Subsidiaries' officers, directors and employees not to, and (y) direct, and use its reasonable best efforts to cause, its and its Subsidiaries' agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal (as defined below), (ii) have any discussions with, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any contractual "standstill" or similar obligation of any person or entity other than Parent or its affiliates, or (iv) approve, adopt or recommend, or propose to approve, adopt or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. As used in this Agreement, the term "Acquisition Proposal" when used with respect to any party means (1) any proposal or offer with respect to, or a transaction or series of transactions to effect, (x) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or (y) any acquisition in any manner of 20% or more of the Company's consolidated assets (including stock of its Subsidiaries), or (2) any purchase or sale of, or tender or exchange offer for, the Company's equity securities that, if consummated, would result in any person or group of persons (or the shareholders of such person or group) beneficially owning securities representing 20% or more of its total voting power.

     (b) Notwithstanding the foregoing or any other provisions of this Agreement, the Board of Directors of the Company shall be permitted, prior to the Company Shareholders Meeting, and subject to compliance with the other terms of this Section 6.4 and to first entering into a confidentiality agreement with such initiating person that contains provisions no less favorable to the Company than those in the Confidentiality Agreement, to engage in discussions and negotiations with, and provide nonpublic information or data to, or waive any "standstill" agreement with, any person that has made a bona fide unsolicited written Acquisition Proposal that the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, (A) is, or is reasonably likely to lead to, a Superior Proposal and (B) for which the failure to take such action in connection therewith would reasonably be expected to result in a violation of its fiduciary duties under Applicable Laws; provided, that contemporaneously with furnishing any non-public information to such initiating person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished to Parent.

     (c) The Company shall promptly (and in any event within 24 hours) notify Parent after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any third party that informs the Company or any of its Subsidiaries that such third party is considering making, or has made, an Acquisition Proposal, or any inquiry from any third party seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, and shall provide Parent a copy of any such Acquisition Proposal (or a written summary of the material terms of any such Acquisition Proposal not made in writing). The Company shall also promptly (and in any event within 24 hours) notify Parent in writing if it enters into discussions or negotiations concerning any Acquisition Proposal with, or provides nonpublic information or data to, any third party in accordance with
Section 6.4(b), including the identity of such third party, and keep Parent informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any person subsequent to the date hereof which prohibits the Company from providing the information contemplated in this Section 6.4(c) to Parent.

     (d) The Board of Directors of the Company shall not (i) withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent, its recommendation to the holders of shares of the Company Common Stock in favor of the Merger; (ii) take any action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer; or (iii) approve, adopt or recommend or publicly propose to approve or recommend to the stockholders of the Company or enter into any letter of intent, memorandum of understanding, agreement, option agreement or similar agreement or arrangement with respect to any Acquisition Proposal (any of the actions described in clauses (i), (ii) or (iii), a "Change in Recommendation"). Notwithstanding the foregoing, prior to obtaining the Required Company Vote: (A) in response to an Acquisition Proposal that did not arise directly or indirectly from a material breach of this Section 6.4, the Company's Board of Directors may, if it determines in good faith, after consultation with its independent legal and financial advisors, that the failure to take such action would be reasonably likely to result in a breach of the Company's Board of Directors' fiduciary duties to the Company's stockholders under Applicable Law, make a Change in Recommendation; provided, that the Company's Board of Directors has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal; or (B) in circumstances other than those described in (A) above, the Company's Board of Directors may, if it determines in good faith, after consulting with its independent legal and financial advisors, that the failure to take such action would be reasonably likely to result in a breach of the Company's Board of Directors' fiduciary duties to the Company stockholders under Applicable Law, take any of the actions described in clause (i) of the definition of "Change in Recommendation" and shall not be required to solicit proxies in favor of approval of the Merger and shall not be required to mail the Proxy Statement or hold the Company Shareholders Meeting; provided, that (1) the Company has notified Parent in writing that the Company's Board of Directors is prepared to make the determination set forth in this clause (B) setting forth the reasons therefor in reasonable detail, and (2) at least five days following effective delivery of such notice to Parent, the Company's Board of Directors, after the conclusion of the negotiations and five-day notice period provided for by Section 6.4(f) below, if applicable, remains prepared to make the determination described in this clause (B) after taking into account adjustments, if any, proposed by Parent to the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything herein to the contrary and to the extent allowed under Applicable Law, any such withdrawal, modification or change of the recommendation of the Company's Board of Directors, or recommendation or proposed recommendation of any Superior Proposal shall not change the approval of the Company's Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement, including the Merger; and, provided further, that, prior to making any Change in Recommendation, the Board of Directors of the Company shall cause the Company to terminate this Agreement pursuant to Article VIII hereof, and any purported termination of this Agreement pursuant to this sentence shall be void and of no force or effect, unless the Company pays the Parent the Company Termination Fee in accordance with Section 8.2(b) concurrently with such termination.

     (e) The Company agrees that (i) it will, and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.

     (f) For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal advisor, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation),
(i) is more favorable to the shareholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed; provided, however, that, for purposes of this definition of "Superior Proposal," the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.4(a), except that the reference to "20% or more of its total voting power" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "80% or more of its total voting power" and the reference to "20% or more of its consolidated assets" shall be deemed to be a reference to "80% or more of its consolidated assets"; and provided, further, that no Acquisition Proposal shall be deemed a Superior Proposal unless and until (x) the Company has given Parent at least five (5) business days' prior written notice of the current terms and conditions of any such Acquisition Proposal and have contemporaneously provided a copy of the relevant proposed transaction agreement and other material documents (and in the event of any material change to the financial or other material terms of such Acquisition Proposal, the Company shall, in each case, have delivered to Parent an additional notice and the notice period shall recommence), (y) the Company has negotiated in good faith with Parent during such notice period, to the extent, if at all, Parent wishes to negotiate, to enable Parent to propose changes to the terms of this Agreement that would cause such Acquisition Proposal to no longer constitute a Superior Proposal, and (z) the Board of Directors of the Company shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel) any changes to this Agreement proposed in writing by Parent and shall have determined that the Acquisition Proposal would continue to constitute a Superior Proposal if such changes were to be given effect.

     (g) Nothing contained in this Section 6.4 shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the holders of the Company Common Stock a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the holders of the Company Common Stock if, in the good faith judgment of the Board of Directors of the Company, after consultation with its independent legal advisors, failing to make such disclosure would be inconsistent with Applicable Law, including the federal securities laws; provided that any such disclosure shall be deemed to be a Change of Recommendation unless such disclosure contains a recommendation against any Acquisition Proposal and a reaffirmation of the Board's recommendation in favor of the Merger, or the Company Board publicly reaffirms its recommendation in favor of the Merger within two (2) business days of a request by Parent to do so.

     6.5. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 8.2.

     6.6. Certain Actions. Parent (i) for a period of not less than 12 months, will use its reasonable best efforts to provide homeowners new business capacity to Company partner agents, appointed or already appointed by Parent subject to underwriting guidelines established and on file by the Parent, and (ii) for a period of not less than 12 months, homeowners customers of appointed agents who are eligible for renewal, except those coastal policies non-renewed as set forth in Section 6.3(a), will be offered renewals subject to underwriting guidelines established by the Parent.

     6.7. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by Applicable Laws, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries, in their capacity as such and not as stockholders or option holders of the Company or its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) ("Indemnified Liabilities") to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's Articles of Incorporation and Bylaws, as in effect on the date hereof.

     (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that prior to the Closing Date the Company will arrange for the provision of, and as of the Closing Date the Company will have in effect, and will have prepaid any annual premiums applicable to, policies of directors' and officers' liability insurance in effect for a period of six years following the Closing Date (the "Tail Period") with aggregate coverage limits no less than $50,000,000 and at a total cost at or below $4,000,000 and which are otherwise substantially similar to, or better, in the coverages and exclusions from coverages and the terms and conditions provided for or contained in the directors' and officers' policies currently maintained by the Company (the "Tail Coverage"). The Company may not act as its own insurer for the Tail Coverage. Parent shall, within one day of notice of the purchase of the Tail Coverage by the Company, or upon the purchase of substantially comparable, or better, directors' and officers' liability insurance coverage that will go into effect prior to the Effective Time that provides a commitment by the insurer to continue such coverage through the Tail Period (the "Amplified Coverage"), reimburse the Company for up to $1,000,000 of the amount paid by the Company for the Tail Coverage or the Amplified Coverage (but not both). The parties acknowledge that such reimbursement shall be non-refundable to Parent, except that the Company shall promptly return to Parent 100% of any amount in which Parent reimbursed the Company for its purchase of the Tail Coverage or the Amplified Coverage if (i) the Company shall terminate this Agreement pursuant to Section

8.1(b), Section 8.1(c), Section 8.1(e) or Section 8.1(g) or (ii) Parent shall terminate this agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(f), Section 8.1(g) or Section 8.1(h).

     (c) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     6.8. Delisting. The parties agree to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq National Market and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

     6.9. Public Announcements. Parent and the Company shall use reasonable best efforts (i) to develop a joint communications plan regarding this Agreement and the Merger, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 6.1, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.

     6.10. Additional Agreements. In case any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     6.11. Rule 16b-3. The Board of Directors of the Company may adopt a resolution in advance of the Effective Time providing that the disposition by Company Insiders (as defined below) of equity securities of the Company (including derivative securities with respect to the equity securities of the Company), in each case in connection with the transactions contemplated hereby, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company and its subsidiaries who immediately prior to the Closing are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of the Company.

     6.12. Employee Benefit Matters.

     (a) For a period of 18 months immediately following the Closing Date, the compensation, benefits and coverage provided to those individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Closing Date and continue to be employees of the Surviving Corporation or its Subsidiaries as of the Closing Date (each such employee, an "Affected Employee") pursuant to employee benefit or compensation plans or arrangements maintained by Parent or the Surviving Corporation and its Subsidiaries shall be, in the aggregate, substantially comparable (determined without regard to equity-based plans and programs) to those provided to such Affected Employees immediately prior to the Closing Date. Nothing in this
Section 6.12(a) shall be construed to require the continuation of the employment of any Affected Employee for any period of time, or to change the at-will employment status of any Affected Employee.

     (b) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use reasonable best efforts to, give the Affected Employees full credit for purposes of eligibility and vesting (and for purposes of determining the amount of vacation and paid time off) for such Affected Employees' service with the Company or any Subsidiary of the Company under employee benefit plans (other than equity-based plans) of Parent, the Surviving Corporation or its Subsidiaries to the same extent recognized by the Company or such Subsidiary of the Company immediately prior to the Closing Date except to the extent that recognition of such service results in the duplication of benefits. With respect to any employee benefit plan or arrangement established by Parent or the Surviving Corporation after the Closing Date (the "Post Closing Plans") for the benefit of the Affected Employees, service shall be credited in accordance with the terms of such Post Closing Plans subject to the preceding sentence.

     (c) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to use reasonable best efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan established by such Affected Employees, in which such Affected Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the date of such establishment under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the date of such establishment and paid within the same plan year as the year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date for such year.

     (d) Parent shall cause the Surviving Corporation and its Subsidiaries to honor all employment, severance, consulting and retention agreements or arrangements and all Company Employee Benefit Plans; provided, however, that this Section 6.12 is not intended to prevent Parent or the Surviving Corporation from exercising its respective rights with respect to such agreements or arrangements and all Company Employee Benefit Plans in accordance with their terms, including, but not limited to, the right to alter, terminate or otherwise amend all such agreements and arrangements and Company Employee Benefit Plans.

     6.13. Non-Compete. If Parent shall at any time be required to pay the termination damages set forth in Section 9.8(a), from such date until the second anniversary thereof, neither Parent nor its Affiliates shall solicit any holder of a Company Policy, other than by way of general solicitations not specifically targeted to a holder of a Company Policy, nor shall Parent or its Affiliates utilize any agents or brokers appointed by both the Company and Parent to solicit any Company Policy. "Company Policy" means any policy of the Company in effect on date that any termination damage payment is required to be paid under
Section 9.8(a).

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions, unless waived by both Parent and the Company:

     (a) Shareholder Approval. The Company shall have obtained the Required Company Vote.

     (b) HSR Approval. The applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

     (c) Regulatory Matters. Other than the filing provided for by Section 1.2, all material authorizations, consents, orders, approvals of or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity that is required to be obtained in connection with the consummation of the Merger and the transactions contemplated hereby (all of the foregoing, the "Requisite Regulatory Approvals") shall have been filed, have occurred or been obtained. All Requisite Regulatory Approvals shall be in full force and effect without any unsatisfied conditions, restrictions or requirements and any conditions imposed in connection with the foregoing, individually or in the aggregate, shall not be inconsistent with the proviso of
Section 6.3(a).

     (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal or otherwise prevents or prohibits the Merger.

     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger is subject to the satisfaction of the following conditions unless waived by Parent:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in (A) Sections 3.2 and 3.12(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (B) all other Sections of this Agreement, disregarding all qualifications and exceptions therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have (A) performed or complied with all agreements and covenants required to be performed by it under Sections 5.1(a), 5.1(b) and 5.1(d) in all respects, and (B) performed or complied with the agreements and covenants required to be performed by it under all other Sections of this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

     (c) Other Conditions.

          (i) The Tail Coverage shall be in effect and shall have been procured for less than the amount specified in Section 6.7(b).

          (ii) As of the end of the Company's most recent fiscal quarter or fiscal year, as applicable, for which financial statements have been filed with the SEC or statutory statements with DOBI, as applicable, the total stockholders' equity of the Company, as determined on a consolidated basis and in accordance with GAAP applied on a consistent basis, shall not be less than $129,600,000, and the total capital and surplus of Proformance Insurance Company, as determined in accordance with SAP applied on a consistent basis and set forth in the statutory statements of admitted assets, liabilities, and capital and surplus, shall not be less than $113,400,000; provided, that, the net reserves reflected in such statements shall be not less than the amount equal to the sum of (A) the minimum amount in the range of net reserves recommended in the most recent Actuary report at or prior to the time of Closing, plus (B) 45% of the difference between the maximum amount of such range and the minimum amount of such range. In the case of each of the foregoing, the determination of such amounts shall not give effect to (i) any costs of the financial advisor which have been disclosed pursuant to Section 3.24 and (ii) premiums paid by the Company for the purchase of the Tail Coverage or the Amplified Coverage (less any reimbursement thereof by Parent).

          (iii) No investigation or proceeding by any Governmental Entity, in each case involving matters that give rise to allegations of criminal activity or fraud, involving the Company, any of its Subsidiaries or any of their respective directors or officers in their capacity as such, shall be pending which could reasonably be likely to have a Material Adverse Effect.

          (iv) The A.M. Best Financial Strength Rating of Proformance Insurance Company shall be at least "B-" (B-minus), or better.

     7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and the Company shall have received a certificate signed on behalf of Parent by the Chairman and Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chairman and Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

     8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by mutual consent of Parent and the Company in a written instrument;

     (b) by either Parent or the Company, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and unappealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and unappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with Section 6.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

     (c) by either Parent or the Company, upon written notice to the other party, if the Merger shall not have been consummated on or before September 5, 2008 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date if such failure to comply constitutes a breach of this Agreement;

     (d) by Parent, upon written notice to the Company that (A) the Board of Directors of the Company or any committee thereof shall have for any reason effected a Change in Recommendation; (B) the Company fails to include the recommendation of the Board of Directors of the Company in favor of this Agreement in the Proxy Statement; (C) the Company fails to convene and hold the Company Shareholders Meeting within 60 days following the

SEC's approval of the filing of the Proxy Statement as required by Section 6.1(d); or (D) the Board of Directors of the Company shall have failed to publicly reconfirm its approval and recommendation of the terms of this Agreement prior to the Required Company Vote within two (2) business days of a written request from Parent to do so provided that, except as otherwise provided herein, Parent shall only be entitled to two such requests;

     (e) by the Company pursuant to Section 6.4(d);

     (f) by either Parent or the Company, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.2(a) or
(b) or Section 7.3(a) or (b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; provided, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any party that is then in material breach of this Agreement and that such material breach would result in the closing conditions set forth in Sections 7.1, 7.2 or 7.3 not being satisfied;

     (g) by either Parent or the Company, if the Required Company Vote shall not have been obtained upon a vote taken on this Agreement and the transactions contemplated by this Agreement at the duly convened Company Shareholders Meeting; or

     (h) by Parent, upon written notice to the Company, if there shall have been a failure of the condition set forth in Section 7.2(c)(iv) at any time following the date of this Agreement and prior to the Closing Date.

     8.2. Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors, except with respect to Section 6.9, this Section 8.2 and Article IX, which shall survive such termination and except that, other than as set forth in
Section 8.2(b), no party shall be relieved or released from any liabilities or damages arising out of any fraud in connection with or any material breach of this Agreement.

     (b) The Company shall pay Parent as promptly as reasonably practicable (and, in any event, within two (2) business days following such termination described below) and Parent shall accept as its exclusive remedy, by wire transfer of immediately available funds, the sum of $2,100,000 of Merger Consideration (the "Company Termination Fee") if this Agreement is terminated as follows:

          (i) if Company shall terminate this Agreement pursuant to Section 8.1(e) or Parent shall terminate this Agreement pursuant to Section 8.1(d); or

          (ii) if (A) either party shall terminate this Agreement pursuant to
Section 8.1(g) because the Required Company Vote shall not have been received,
(B) at any time after the date of this Agreement and at or before the date of the Company Shareholders Meeting an

Acquisition Proposal with respect to the Company shall have been publicly announced, and (C) within twelve months after the date of such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall pay the Company Termination Fee upon the earlier of the date of such execution or consummation.

          (iii) If the Company fails to pay all amounts due to Parent on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

     (c) Subject to subsection (b)(ii) of this Section 8.2, if either party shall terminate this Agreement pursuant to Section 8.1(g) because the Required Company Vote shall not have been obtained, all costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be reimbursed by the Company (up to an amount not to exceed $1,500,000).

     8.3. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or of Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties set forth in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

     9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent, to:

                  Palisades Safety and Insurance Association
                  Connell Corporate Center II
                  2 Connell Drive
                  Berkeley Heights, NJ 07922
                  Attention: Edward J. Fernandez, President
                  Facsimile: 908-790-7849

                  with a copy to:

                  Palisades/High Point Corporate Law
                  331 Newman Springs Road, Building 3
                  Red Bank, NJ  07701
                  Attention: Carl Peterson, SPHR
                             Chief Legal Officer
                  Facsimile: (732) 978-6105

                  and

                  Ropes & Gray LLP
                  One International Place
                  Boston, MA  02110-2624
                  Attention: David A. Fine
                  Facsimile: (617) 235-0030

            (b)   if to the Company, to:

                  National Atlantic Holdings Corporation
                  4 Paragon Way
                  Freehold, NJ 07728
                  Attention:  James V. Gorman
                  Facsimile: (732) 761-0243

                  with a copy to:

                  Dewey & LeBoeuf LLP
                  1301 Avenue of the Americas
                  New York, NY 10019
                  Attention:  Michael Groll
                              Sheri E. Bloomberg
                  Facsimile: (212) 424-8500

     9.3. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The words "hereof," "herein" and "hereunder" and words or similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. References to a person shall include both natural persons and legal entities, and are also references to such person's permitted successors and assigns.

     9.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     9.5. Entire Agreement; No Other Representations; No Third Party Beneficiaries. This Agreement (including any exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. Parent acknowledges that neither the Company nor any of its Subsidiaries or officer, director, employee, representative or advisor of any of them makes or has made any representation or warranty, express or implied, to Parent except as specifically made in this Agreement or in any certificate or other document delivered pursuant hereto. Except for the provisions of Article II (which shall be for the benefit of the holders of the Company Common Stock), Section 6.7 (which shall be for the benefit of the Indemnified Parties), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.6. Governing Law. This Agreement shall be governed by, and construed in accordance with (a) the laws of the State of New Jersey with respect to matters, issues and questions relating to the fiduciary duties of the Board of Directors and officers of each of the Company, Parent and Merger Sub and other matters to which the laws of the State of New Jersey are mandatorily applicable, and (b) the laws of the State of New York with respect to all other matters, issues and questions regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

     9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.8. Termination Damages; Enforcement.

     (a) In the event that (i) the conditions to Closing are satisfied under
Section 7.1 and Section 7.2 hereof prior to the Outside Date, (ii) no Material Event has occurred and is continuing and (iii) Parent fails to close the Merger within the period provided for in Section 1.3 hereof, Parent shall pay to the Company termination damages of $8,000,000 upon termination of this Agreement by the Company; provided, such amount shall be reduced to $6,000,000 following the Form A Submission Date.

     (b) In the event that (i) the conditions to Closing are satisfied under
Section 7.1 and Section 7.2 hereof prior to the Outside Date, (ii) a Material Event has occurred and is continuing and (iii) Parent fails to close the Merger within the period provided for in Section 1.3 hereof, Parent shall pay to the Company termination damages of $5,000,000 upon termination of this Agreement by the Company; provided, such amount shall be reduced to $3,000,000 following the Form A Submission Date.

     (c) The amount of any termination damages payable to the Company pursuant to Section 9.8(a) or Section 9.8(b) shall be reduced (or, following the Form A Submission Date, further reduced) by $2,000,000 if, at any time subsequent to the date of this Agreement but prior to the date this Agreement is terminated, the A.M. Best Financial Strength Rating of Proformance Insurance Company shall be "B" or "B-" (B-minus).

     (d) "Material Event" shall mean (i) any representation or warranty of the Company, made as of the date of this Agreement or as of the date that all other conditions in Section 7.1 or Section 7.2 have been met, not having been true and correct in all respects as of either such date, disregarding all qualifications and exceptions therein relating to materiality or Material Adverse Effect; provided that the effect from all such breaches would be reasonably expected to result in liabilities, expenses, losses and damages to Parent and/or Company which in aggregate exceed $5,000,000; and provided, further, that no liability, expense, loss or damage in an individual amount reasonably expected to be less than $10,000 shall be included in the aggregate $5,000,000 calculation set forth in the preceding proviso; (ii) the failure of the condition in Section 7.2(c)(ii) to be met had the reference to "$129,600,000" been replaced with a reference to "$136,800,000" or had the reference to "$113,400,000" been replaced with a reference to "$119,700,000" or (iii) any pending action, suit, litigation, investigation, inquiry or proceeding by any Governmental Entity, in each case involving matters that give rise to allegations of criminal activity or fraud involving the Company, any of its Subsidiaries or any of their respective directors or officers in their capacity as such.

     (e) Any payment made pursuant to Section 9.8(a), Section 9.8(b) or Section 9.8(c) shall be deemed to be termination damages for any and all losses or damages suffered or incurred by the Company in connection with the matter forming the basis for such termination. The parties agree that the Parent's payment of the foregoing termination damages shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and any of their respective former, current or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees or representatives of any of the foregoing (each a "Specified Person") for any loss or damage suffered by the Company, its Subsidiaries or any other person or entity as a result of such failure of Parent and Merger Sub to consummate the Merger, and upon the termination of this Agreement and Parent's payment of the foregoing termination damages, none of Parent, Merger Sub or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement except as set forth in Section 6.13.

     (f) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached and that, prior to termination pursuant to Section 8.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof. Accordingly, the parties acknowledge and agree that in the event of any breach or threatened breach by the Company of any of its covenants or obligations set forth in this Agreement, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the Company and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company under this Agreement, in addition to any other remedy that may be available at law or in equity.

     9.9. Consent to Jurisdiction . Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Commercial Division of the New York Supreme Court, County of New York (the "Commercial Court") in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from the Commercial Court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Commercial Court.

     9.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory or public policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any determination that any term, provision, covenant or restriction is invalid, void, unenforceable or against its regulatory or public policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.



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                                      A-45

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of Parent, Merger Sub, and Company as of April 17, 2008.


                                    PALISADES SAFETY AND INSURANCE
                                    ASSOCIATION

                                    By: /s/ Edward J. Fernandez
                                        ----------------------------------------
                                    Name:  Edward J. Fernandez
                                    Title: President


                                    APOLLO HOLDINGS, INC.

                                    By: /s/ Edward J. Fernandez
                                        ----------------------------------------
                                    Name:  Edward J. Fernandez
                                    Title: President


                                    NATIONAL ATLANTIC HOLDINGS
                                    CORPORATION

                                    By: /s/ James V. Gorman
                                        ----------------------------------------
                                    Name:  James V. Gorman
                                    Title: Chief Executive Officer